                              JONES & KELLER, P.C.
                           1625 Broadway, Suite 1600
                             Denver, Colorado 80202
                               PH: (303) 573-1600
                              FAX: (303) 573-1600

                                 April 5, 2001

VIA EDGAR
United States Securities and Exchange Commission
Division of Corporation Finance
450 5th Street N.W. Mail Stop 3-4
Washington D.C. 20549

Attention: Donald J. Rinehart

        Re:     Factual Data Corp.(the "Company")
                Post-Effective Amendment No. 3 to Form SB-2 on Form S-3
                File No. 333-47051

Dear Mr. Rinehart:

     Enclosed for filing please find the Company's  Post-Effective Amendment No.
3  to  Form  SB-2  on  Form  S-3  Registration   Statement.   Pursuant  to  your
recommendation,  the Company is converting its registration  statement from Form
SB-2 to Form S-3 in this filing.

     Please contact the undersigned with any questions or comments. Thank you.

                                                Very truly yours,

                                                JONES & KELLER, P.C.

                                             /s/Samuel E. Wing
                                            By: Samuel E. Wing

cc:     Factual Data Corp.

   As filed with the Securities and Exchange Commission on April 5, 2001
                           Registration No. 333-47051

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                       -----------------------------------

                         POST EFFECTIVE AMENDMENT NO. 3
                                       TO
                                    FORM SB-2
                                   ON FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                       -----------------------------------

                               FACTUAL DATA CORP.
             (Exact name of registrant as specified in its charter)

              Colorado                    7374                      84-1449911
     ----------------------           ----------                 ----------------
(State or other jurisdiction of  (Primary S.I.C. Code Number)    (I.R.S. Employer
incorporation or organization)                                Identification Number)

                              5200 Hahns Peak Drive
                            Loveland, Colorado 80538
                                 (970) 663-5700
        (Address and telephone number of principal executive offices and principal place of business)

                                   J.H. Donnan
                              5200 Hahns Peak Drive
                            Loveland, Colorado 80538
                                 (970) 663-5700
            (Name, address and telephone number of agent for service)

                                   COPIES TO:
                                 Samuel E. Wing
                              Jones & Keller, P.C.
                            1625 Broadway, Suite 1600
                             Denver, Colorado 80202
                            Telephone: (303) 573-1600
                         -------------------------------

  Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Post-Effective Amendment No. 3 to the
                             Registration Statement.

If any of the  securities  being  registered on this form are to be offered on a delayed or continuous  basis  pursuant to Rule 415 under the  Securities  Act of
1933, check the following box.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the  Securities  Act,  check the following box and list the
Securities  Act  registration   statement   number  of  the  earlier   effective
registration statement for the same offering. "

If this form is a  post-effective  amendment filed pursuant to Rule 462(c) under the  Securities  Act,  check  the  following  box and  list the  Securities  Act registration statement number of the earlier registration statement for the same offering. "

If delivery  of the  prospectus  is  expected  to be made  pursuant to Rule 434, please check the following box. "

     The  Registrant  hereby amends this Post  Effective  Amendment No. 3 to the
Registration  Statement  on such date or dates as may be  necessary to delay its effective  date  until  the  Registrant  shall  file a further  amendment  which specifically states that this Post Effective Amendment No. 3 to the Registration
Statement shall  thereafter  become effective in accordance with Section 8(a) of the Securities  Act of 1933 or until this Post Effective  Amendment No. 3 to the
Registration  Statement  shall become  effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

           PROSPECTUS SUBJECT TO COMPLETION, DATED APRIL 5, 2001

                               FACTUAL DATA CORP.

     We are offering 1,620,000 shares of our common stock to holders electing to exercise  warrants and options issued as part of our initial public  offering in
May 1998.  We will receive all the proceeds  from this  offering.  The 1,380,000 warrants sold to the public in our offering are exercisable at $7.15 per share.

     We issued an option to the  underwriter of our initial  public  offering to purchase  120,000 shares of our common stock for $7.04 per share and warrants to purchase an additional  120,000  shares of our common stock for $9.15 per share.
The underwriter  will receive all of the proceeds from the sale of these options and  warrants  if they  are sold  rather  than  exercised  by it.  See  "Selling
Securityholder."

     Our common stock and public  warrants trade on the Nasdaq  National  Market under the symbols FDCC and FDCCW.

                            -------------------------

     You should carefully  consider the risk factors  beginning on page 3 before purchasing any of the securities.

                           -------------------------

     Neither the  Securities and Exchange  Commission  nor any state  securities commission  has approved or disapproved  of these  securities,  or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

              The date of this prospectus is _______________, 2001

---------------------------------------------------------------------------------------------------------------------

The  information  in this  prospectus is not complete and may be changed.  These securities  may not be sold  until the  registration  statement  filed  with the
Securities and Exchange Commission is effective. This prospectus is not an offer to  sell  these  securities  and it is not  soliciting  an  offer  to buy  these securities in any state where the offer or sale is not permitted.

---------------------------------------------------------------------------------------------------------------------

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual,  quarterly and special reports,  proxy statements and other information  with the SEC.  You may read and copy any  document we file with the
SEC at the SEC's Public  Reference Room at 450 Fifth Street,  N.W.,  Washington,
D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public  reference  room. Our SEC filings are also available to the public at the
SEC's web site at http://www.sec.gov.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows us to incorporate by reference some of the documents we file with it,  which  means  that we can  disclose  important  information  to you by referring you to those documents.  The information  incorporated by reference is considered to be part of this  prospectus,  and  information  that we file later with the SEC will  automatically  update  and  supersede  this  information.  We incorporate  by reference the documents  listed below and any future  filings we will  make  with  the SEC  under  Sections  13(a),  13(c),  14 or  15(d)  of the
Securities  Exchange  Act of 1934.  This  prospectus  is part of a  registration statement we filed with the SEC (Registration No.  333-47051).  The documents we incorporate by reference are:

          o Our Annual  Report on Form  10-KSB for the year ended  December  31,
            2000.

          o Our Current Reports on Form 8-K describing  three of our most recent acquisitions filed June 6, 2000, August 17, 2000 and September 20,
            2000.

          o The  description of our common stock,  which is contained in Items 1 and 2 of our  Registration  Statement on Form 8-A filed pursuant  to
            Section 12 of the Exchange Act on May 5, 1998.

          o All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d)
            of the Exchange Act after the date of this  prospectus  and prior to the termination of the offering of the shares offered hereby.

                           HOW TO REQUEST INFORMATION

     We will provide at no cost to each person,  including any beneficial owner, to whom this  prospectus  is  delivered,  on the written or oral request of such person, a copy of any or all of the documents we incorporate by reference, other than  exhibits to such  documents.  Requests  should be directed to Factual Data
Corp.,  5200  Hahns  Peak  Drive,  Loveland,  Colorado  80538,  (970)  663-5700,
Attention: Investor Relations.

                            ABOUT FACTUAL DATA CORP.

     Factual Data Corp. was formed in 1985 to provide  customized credit reports to mortgage  lenders.  In the past fifteen years,  we have greatly  expanded our business by developing a wide range of  information  services and  sophisticated technology to deliver those  services.  We were among the pioneers in delivering business-to-business  information  services via  electronic  commerce.  For over nine years, our customers have been able to reap the benefits of our information services by way of electronic order and delivery with the touch of a few buttons from their PC. Today, nearly all of our customers receive our customized reports by modem or network delivery directly to their computers.

     We specialize in preparing  mortgage  credit  reports (MCRs) that we format and customize for each mortgage lender's requirements and then transmit to these lenders via the Internet,  modem,  network or facsimile.  We market our services through our website, www.factualdata.com, and nationally through offices located in most major  metropolitan  areas,  including  our own  offices and through our franchisees  and  licensees.  Our  franchisees  and licensees  are  collectively referred to as system  affiliates.  We are implementing a consolidation  plan in the mortgage credit report industry.

     Our portfolio of services includes fully automated consumer credit reports, employee  screening,  resident screening,  and similar information  services for
businesses   and   government-sponsored   enterprises.   Our  expanded  team  of
programming, information, and marketing specialists focus intently on making our proprietary  technology  useful for a wider variety of purposes.  As a result of that effort, we can now give our  customers in any industry the facts they need, in a format they can use, to make any business  decision.  We can manipulate our information  gathering and analysis  platform in an endless variety of ways. For example,  we  can  generate  reports  to help  commercial  lenders,  home equity lenders, and credit unions make lending decisions; to  help  franchisors  assess prospective franchisees;  and to help businesses evaluate prospective customers, vendors, and venture partners.

     Our  executive  offices  are  located at 5200 Hahns Peak  Drive,  Loveland,
Colorado 80538.  Our telephone  number is (970) 663-5700.  We maintain a site on the World Wide Web at  http://www.factualdata.com.  However,  the information on our website is not part of this prospectus.

                                  RISK FACTORS

     To inform  investors of our future plans and  objectives,  this  prospectus
(and other  reports and  statements  issued by us and our officers  from time to time) contain certain statements concerning our future performance,  intentions,
objectives,   plans  and   expectations   that  are  or  may  be  deemed  to  be
"forward-looking  statements."  Our ability to do this has been  fostered by the
Private Securities Litigation Reform Act of 1995, which provides a "safe harbor"
for  forward-looking  statements to encourage  companies to provide  prospective information so long as those statements are accompanied by meaningful cautionary statements  identifying  important  factors that could cause  actual  results to differ  materially  from  those  discussed  in the  statement.  Such  risks  and uncertainties include but are not limited to the following:

A decrease  in demand for  mortgage  credit  reports  will likely  decrease  our earnings.

     Our primary service is our mortgage credit report ("MCR").  The use of this service is driven  largely by consumer  demand for credit for new home mortgages and refinancings  and, to a lesser extent,  lenders' efforts to develop new, and monitor  existing,  credit  relationships.  Consumer  demand for mortgage credit tends to vary due to interest rate fluctuations and general economic conditions.
Our expenses consist largely of labor, repository and communication charges, and our  ability to quickly  control  these costs is critical if the demand for MCRs slackens.  Also,  our lack of  significant  diversification  in  other  services hinders our ability to withstand the negative impact of a downturn in demand for
MCRs.

Our  consolidation  plan  includes  operational  and  financial  risks which may negatively affect our earnings.

     In mid-1998,  we implemented a consolidation plan to acquire certain of our system affiliates and competitors  engaged in providing MCR services that either complement  or will expand our  business.  This plan  involves a number of risks including:

     o ability to retain acquired customers
     o  diversion  of  management  time
     o use of our financial  resources in reviewing  and  acquiring  acquisition candidates
     o operational assimilation of the acquired companies
     o amortization charges of acquired intangible assets

     We have several  system  affiliates  that have exclusive  territory  rights which  expire at  various  times  through  the year 2005.  We cannot  compete or license  others  in  those  areas.  We will be  required  to  purchase  a system affiliate,  or wait until the  expiration of the  applicable  agreement with the system affiliate,  before expanding into, or acquiring a competitor in, the same territory. The success of our consolidation plan, both long-term and short-term, remains unknown.

We may be unable  to  manage  our  recent  and  continued  growth,  which  could negatively affect our earnings.

     Since mid-1998,  we have made over 30 acquisitions and employees have grown from about 37 to over 200.  Our ability to manage  these  acquisitions,  our new
employees  and  the  increased   business  activity  while  continuing  to  make
additional  acquisitions  is  critical  to our  success.  Also  critical  in our acquisitions is our ability to:

     o attract  and keep  mid-level  employees  and other  managers
     o implement  internal cost  controls,  operating  policies and procedures
     o implement our sales and marketing techniques

We may not be  successful  in  implementing  our  business  strategy  due to the significant competition we face.

     The MCR industry is highly  fragmented.  We believe there are approximately
1,400  competitors  in the United States  providing  MCR services.  We face both direct and indirect  competition  for our  services.  There are large numbers of companies  engaged  in the  sale of one or  more of the  services  we  offer.  A significant number of these competitors are small companies operating on a local or regional basis, while some are large companies operating on a national scale.
Several  large  companies  have  far  greater  financial  resources  than we do, including Equifax Credit  Information  Services,  Inc., The First American Corp.
and Trans Union  Corporation.  We face intense  competition in MCR services from these  entities,  and  as to our  other  services,  from  companies  engaged  in employment and tenant application verification activities.

Significant   governmental   regulation,   privacy   issues   and  other   legal
considerations increase our operating costs.

     Our business  involves  collecting  consumer  and business  credit data and other  information and  distributing  this information to lenders and businesses making credit and other  decisions.  Concerns about  individual  privacy and the collection,  distribution and use of information  about  individuals have led to substantial  governmental  regulation  of the  credit  reporting  industry.  The industry  is  regulated  under the  federal  Fair  Credit  Reporting  Act and by legislation in many states.  The industry has recently been subject to increased legislative  attention.  There can be no assurance  that  pending or  additional federal or state  consumer-oriented  legislation  will not  significantly  limit demand for, or increase the costs of, our services. Under general legal concepts and, in some instances,  under specific federal and state statutes,  we could be held liable to customers or to the subjects of credit reports prepared by us for inaccurate information or misuse of information.  No assurance can be given that we can successfully defend any claims made against us, that insurance will cover these claims or that  uninsured  losses from these  claims  might arise  thereby negatively impacting our operations and financial condition.

We are  leveraged  which may  strain  our cash flow and  negatively  impact  our financial condition and performance.

     At December 31, 2000, our debt was approximately  $21.4 million,  exclusive of payables and accruals.  In May,  2000,  we entered into a $10 million  credit facility with a bank and paid $4.8 million of our then existing  debt. We intend to continue making  acquisitions  using our remaining credit facility and seller subordinated  debt. Our ability to make principal and interest  payments depends on net cash flow from our operations.  Due primarily to our one time adjustments in 2000, we were not in technical compliance with certain financial covenants in our credit agreement with Wells Fargo;  however,  such  non-compliance  has been waived by the bank. We amended our credit facility  agreement on March 27, 2001, which among other things amended certain financial covenants.

We are dependent upon the services of our Chief Executive Officer.

     We are highly  dependent  on the services of our Chief  Executive  Officer,
J.H. Donnan, who was subject to an employment agreement which expired on July 1,
2000. To the extent that Mr. Donnan's services become unavailable, we may not be able to promote  existing  personnel  or employ  qualified  persons on favorable terms. We own a $1 million Key Man term life insurance policy on the life of Mr.
Donnan.

Our reseller  agreements  can be cancelled on short notice and they expose us to claims or liabilities from the use of inaccurate information.

     We do not maintain our own consumer  credit  database.  Instead,  we obtain consumer credit data from large,  national credit repositories such as Experian,
Inc.,  TransUnion  Corporation and Equifax,  Inc. under reseller agreements with these entities.  Generally, the reseller agreements are terminable without cause by either party within a short period of time upon  written  notice.  Also,  the agreements  can be terminated if we were to use the  information in violation of the FCRA or other  applicable  laws, or in violation of the reseller  agreement.
The  reseller  agreements  typically  do not  provide any  warranties  as to the accuracy or correctness of the information contained in the databases maintained by credit  repositories,  and further provide that we will hold the repositories harmless and indemnify them from claims or  liabilities  arising from the use of inaccurate information contained in the databases.

We intend to diversify with new products which may be unsuccessful.

     Our primary revenue source is from residential  mortgage credit  reporting.
We have  introduced,  and intend to  introduce,  several  new  products  to help diversify our business and add to revenues. We cannot provide assurance that our diversification strategy will be successful or that our new products can compete successfully in the market.

Our success  partly  depends  upon our ability to protect  our  technology  from misappropriation or infringement.

     We rely on a combination of trademark, servicemark, copyright, trade secret and contract  protection to establish and protect our proprietary  rights in our services and technology.  Because there is little in the design,  development or delivery  of our  services  that  is  protectable  under  law,  competitors  can replicate our services. We generally enter into confidentiality  agreements with customers and limit access to and  distribution of our proprietary  information.
These steps may not be adequate to deter misappropriation or infringement of our proprietary  technologies and costly  litigation may ensue.  Although we believe that our intellectual  property and technologies do not infringe any proprietary rights of others, third parties may assert claims of infringement in the future.

We may not be able to meet the automated  level of performance  required by some of our larger customers.

     Fannie Mae and  Freddie  Mac  provide a  secondary  market for  residential mortgages.  Both entities require that any mortgage  purchased be supported by a credit  report  on the  mortgagee  and be  prepared  by an  entity,  such as us, independent  from the  lender.  We are aware that these and other  entities  are increasingly  using automated  credit  reporting  techniques that require credit report  providers  to render  almost  instantaneous  responses,  often within 60 seconds  or  less.  We may not be able to  continue  to  provide  the  level  of
performance   required   by  these  or  other   large   institutional   lenders.
Additionally,  we may not be able to match  the level of  technological  service provided, or developed in the future, by competitors.

A loss of operations in our data centers could negatively impact our earnings.

     Our  operations  depend on our ability to protect our data centers  against damage from fire, power loss,  telecommunications  failure, natural disasters or similar  events.  We moved into a new  facility in  Loveland,  Colorado in April
1998,  that is  outfitted  with  backup  power and  duplicate  telecommunication facilities; nonetheless, in the event we experience a natural disaster, hardware or software  malfunction or other  interruption of our data centers  operations, our business  could be hurt.  Extended  interruptions  in our services  could be particularly detrimental, and our insurance may not be adequate to compensate us for resulting losses that may occur.

     We brought  our backup data  center on line in Denver,  in July 1999.  This data center  brings  additional  availability  to our  customers in the unlikely event of a facilities  disaster.  The Denver data center has redundant  cooling, power, and telecommunications to protect itself.  Additionally,  the Denver data center has  telecommunications  route  diversity  from the Loveland  facility to further the  redundancy.  Potentially,  there could still be a natural  disaster that would  encompass  both the Denver data center as well as the Loveland  data center. Additionally,  if Sprint would have a sufficiently large disaster within its systems,  this could  adversely  affect our ability to communicate  with our customers and/or vendors.

Impediments to takeover  attempts and removal of directors may depress the price of our common stock.

     Our  Articles  of  Incorporation  and Bylaws  contain  provisions  that may discourage  or make it more  difficult  for a third party to acquire  us.  These provisions include:

          o the  ability  of our  Board of  Directors  to issue  authorized  but
            unissued   common   and   preferred  stock  without  action  by  our
            shareholders,  although  issuances  are  subject to  approval by the majority  of  our independent directors;

          o the election of directors for three-year terms,  with  approximately one-third of the Board of Directors standing for election each year;

          o limitations on alteration of the staggered board  provisions and the ability of shareholders to remove directors; and

          o the  affirmative  vote of the holders of at least  two-thirds of our capital  stock entitled to vote to approve a merger,  dissolution or sale of all or substantially all of our assets.

We intend not to declare dividends.

     We have not  declared  nor paid,  and we intend not to declare or pay,  any cash or other dividends in the  foreseeable  future.  Earnings,  if any, will be retained to finance our operations and growth.

Sales of outstanding shares may hurt our stock price.

     The  market  price of our common  stock  could  fall  substantially  if our shareholders  sell large amounts of our common stock.  The  possibility  of such sales in the public  market may also hurt the  market  price of our  securities.
Potential future sales of our common stock include the following:

     o 1,912,451  shares which we have  registered for resale in connection with our $15.5 million private placements in March and April, 1999

     o warrants to purchase 55,641 shares of our common stock at $8.08 per share issued to our placement agent in connection with the private placements

     o warrants to purchase  100,000  shares of common stock which may be issued to a financial  consulting firm at exercise prices ranging from $9.00 to
       $11.00 per share and expiring on September 30, 2003

     o 35,833  options  outstanding  as of December 31, 2000, subject to vesting provisions,  issued  under  our  employee's  plans  with  exercise prices ranging from $5.50 to $8.00 per share.

     o 1,380,000 shares underlying  warrants to purchase our common stock issued in our initial public offering with an exercise price of $7.15 per share

     o shares underlying  warrants and options to purchase 240,000 shares of our common stock with an exercise price of $9.15 per share regarding  120,000 warrants and $7.04 per share regarding 120,000  options,  both  issued to the underwriter of our 1998 initial public offering

Persons exercising warrants will suffer substantial dilution.

     The deficit in the net tangible  book value of our common stock at December
31, 2000 was approximately  $(11,900,000),  or $(2.21) per share. Without taking into account any other changes in tangible  book value after  December 31, 2000, except to give pro forma effect to the exercise of 1,620,000  warrants,  our pro forma net  tangible  book value  deficit at  December  31,  2000 would have been approximately  $(124,000)  or $(0.02) per share.  This  represents  an immediate increase in net  tangible  book value of $2.19 per share to existing  holders of common  stock  and an  immediate  dilution  of $7.31  per  share,  or  100%,  to purchasers of common stock who exercise warrants.

                                 USE OF PROCEEDS

     If all warrants and options were  exercised,  we would  receive about $11.8 million net of legal, accounting, printing and other offering costs.

     We intend to use any  proceeds  received  from the exercise of our warrants and options for acquisitions, general corporate purposes and working capital.

     Pending  the  uses  described   above,  we  will  invest  the  proceeds  in
short-term, government, government guaranteed or investment grade securities.

                             SELLING SECURITYHOLDER

     The table below sets forth information  regarding the beneficial  ownership of our securities by the selling  securityholder.  All information  contained in the table below is based upon beneficial ownership as of March 31, 2001.

     The  selling  securityholder  was the  underwriter  of our  initial  public offering completed in May 1998. As part of its compensation in the offering, the underwriter received options to purchase:

     o 120,000 shares of our common stock at $7.04 per share
     o warrants  to  purchase  120,000  shares of our common  stock at $9.15 per share

     We agreed to register  these  options,  warrants and  underlying  shares in order to permit the selling securityholder to sell these securities from time to time in the public market or in privately-negotiated  transactions. We agreed to prepare  and  file  amendments  and  supplements  to  the  initial  registration statement  necessary to keep the  registration of the shares effective until the earlier  of (i) May 13,  2003;  or (ii) the date on which all of the  securities have been sold.  We have also agreed to pay for all  expenses  of this  offering other than underwriting  discounts and commissions and brokerage commissions and fees.

     This table assumes that all securities owned by the selling  securityholder are being  sold.  The  selling  securityholder  may offer and sell less than the number of securities  indicated.  The selling  securityholder  is not making any representation that any securities will or will not be offered for sale.

                                         Securities Beneficially Owned
                                           Prior to the Offering
                             ------------------------------------------------
                                       Options               Warrants          Securities         Securities
     Name and Address        -----------------------  -----------------------   Offered       Beneficially Owned
of Selling Securityholders       Number     Percent     Number     Percent       Hereby       After the Offering
--------------------------   -------------  --------  ----------  -----------  -----------     ---------------
Schneider Securities, Inc.      120,000       100%      120,000       100%         all              -0-
1120 Lincoln Street
Suite 900
Denver, Colorado 80203

                              PLAN OF DISTRIBUTION

     This  offering is  self-underwritten  and we will bear all  expenses of the offering.

     Upon any  solicited  exercise  of the  warrants,  we  agreed  to pay to the underwriter of our initial public offering a fee of 5% of the aggregate exercise price of warrant exercises if

     o the market price of our common stock on the date the warrant is exercised was greater than the then exercise price of the warrant;
     o the  exercise of the warrant was  solicited  by a member of the  National
       Association  of Securities Dealers,  Inc. as designated in writing on the warrant certificate  subscription  form  (provided  that any  request for exercise  is presumed  to be  unsolicited  unless the  customer states in writing that the transaction was solicited and designates the broker-dealer to receive compensation);
     o the warrant was not held in a discretionary account;
     o disclosure of compensation  arrangements was made both at the time of the offering and at the time of exercise of the warrant; and
     o the  solicitation  of exercise of the  warrant  was not in  violation  of
       Regulation M promulgated under the Exchange Act

     Regulation  M under  the  Exchange  Act,  as  amended,  will  prohibit  the underwriter  from  engaging in any market making  activities  with regard to our securities  during the period commencing as of the date on which the underwriter becomes a participant in the  solicitation of the exercise of warrants until the termination of such solicitation  activity.  As a result, the underwriter may be unable to make a market  in our  securities  during  certain  periods  while the warrants are exercisable.

     The  warrants  may be  exercised  by the  delivery to  Computershare  Trust
Company,  Inc.,  12039 West Alameda  Parkway,  Lakewood,  Colorado 80228 of your warrant  certificate  accompanied  by an election of exercise and payment of the warrant  exercise  price  for  each  share of your  common  stock  purchased  in accordance  with the terms of the  warrant.  Payment must be made in the form of cash or a cashier's  or  certified  check  payable to the order of Factual  Data
Corp.  Delivery of the  certificates  representing the common stock will be made upon receipt of the warrant certificate duly executed for transfer together with payment for the exercise  price and our  acceptance of your tender for exercise.
If you  exercise  fewer  than  all  your  warrants,  a new  warrant  certificate evidencing warrants remaining unexercised will be issued to you.

                                  LEGAL MATTERS

     The validity under Colorado law of the shares will be passed upon for us by
Jones & Keller, P.C., Denver, Colorado. Members of that law firm own about 7,000 shares of our common stock.

                                     EXPERTS

     Ehrhardt  Keefe  Steiner  &  Hottman  PC,   independent   certified  public
accountants have audited our consolidated  financial  statements included in our
Annual Report on Form 10-KSB for the year ended  December 31, 2000, as set forth in their report,  which is  incorporated  in this  prospectus by reference.  Our consolidated  financial  statements are incorporated by reference in reliance on their report, given on their authority as experts in accounting and auditing.

     We have not  authorized  any person to make a statement  that  differs from what is in this prospectus.  If any person makes such a statement you should not rely on it. This  prospectus is not an offer to sell, nor is it seeking an offer to buy, the shares in any state in which the offer or sale is not permitted. The information in this  prospectus is complete and accurate as of its date, but the information may change after that date.

                                TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF DOCUMENTS BY REFERENCE
HOW TO REQUEST INFORMATION
ABOUT FACTUAL DATA CORP
RISK FACTORS
USE OF PROCEEDS
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS

                               FACTUAL DATA CORP.

                                1,620,000 Shares
                                 of Common Stock

                                   PROSPECTUS

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

     The following table sets forth the various costs and expenses to be paid by the Registrant with respect to the sale and distribution of the securities being registered. All of the amounts shown are estimates.

      Printing and Edgar Expenses       $    500
      Legal Fees and Expenses              1,500
      Accounting Fees and Expenses           500
      Miscellaneous                          -0-

           Total                          $2,500

Item 15.    Indemnification of Directors and Officers.

     The  Registrant's  Bylaws  requires the  Registrant  to  indemnify,  to the fullest extent  authorized by applicable law, any person who is or is threatened to be made a party to any civil,  criminal,  administrative,  investigative,  or other action or  proceeding  instituted or threatened by reason of the fact that he is or was a director or officer of the Registrant or is or was serving at the request  of the  Registrant  as a director  or  officer or another  corporation, partnership, joint venture, trust or other enterprise.

     The Registrant's  Articles of  Incorporation  provides that, to the fullest extent permitted by Colorado law, directors and officers of the Registrant shall not be liable to the Registrant or any of its shareholders for damages caused by a breach of fiduciary duty by its directors or officers.

     Sections  7-109-102  and  103  of the  Colorado  Business  Corporation  Act
("CBCA")  authorize  the  indemnification  of  directors  and  officers  against liability incurred by reason of being a director of officer and against expenses
(including attorney's fees) judgments,  fines and amounts paid in settlement and reasonably  incurred in  connection  with any action  seeking to establish  such liability,  in the case of third-party  claims, if the officer or director acted in good faith and in a manner he reasonably  believed to be in or not opposed to the best interests of the  corporation,  and in the case of actions by or in the right of the corporation,  if the officer or director acted in good faith and in a manner he reasonably  believed to be in or not opposed to the best interest of the  corporation  and if such officer or director  shall not have been  adjusted liable to the corporation, unless a court otherwise determines.  Indemnification is also authorized  with respect to any criminal action or proceeding  where the officer or  director  also had no  reasonable  cause to believe  his conduct was unlawful.

     All  executive  officers  and  directors  of the Company  have entered into indemnification  agreements  with the Company which provide for certain  defense costs and reimbursements.

     The above discussion of the Registrant's Articles of Incorporation,  Bylaws
the CBCA and the  indemnification  agreements is only a summary and is qualified in its entirety by the full text of each of the foregoing.

     The Registrant maintains directors' and officers' liability insurance.

Item 16.    Exhibits

Exhibit
Number

5                 Opinion of Jones & Keller, P.C.
23.1              Consent of Ehrhardt Keefe Steiner & Hottman PC.
23.2              Consent of Jones & Keller, P.C. (included in Exhibit 5).
24                Power of Attorney (see page II-4).

Item 17.    Undertakings.

      The undersigned Registrant hereby undertakes:

(1)   to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

      (i)   To include any prospectus required by Section 10(a)(3) of the
            Securities Act of 1933, as amended;

      (ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration
            Statement or any material change to such information in this
            Registration Statement

     Provided,  however,  that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective  amendment by those paragraphs  is  contained  in  periodic  reports  filed  by the  Registrant pursuant to Section 13 or Section 15(d) of the  Securities  Exchange Act of
     1934, as amended,  that are incorporated by reference in this  Registration
     Statement.

(2)   That, for the purpose of determining any liability under the Securities
      Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The  undersigned   Registrant  hereby  undertakes  that,  for  purposes  of
determining  any  liability  under  the  Securities  Act,  each  filing  of  the
Registrant's  Annual  Report  pursuant to Section  13(a) or Section 15(d) of the
Exchange Act that is incorporated by reference into this Registration  Statement shall be deemed to be a new  registration  statement  relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors,  officer and  controlling  persons of the
Registrant pursuant to the foregoing  provisions,  or otherwise,  the Registrant has been advised that in the opinion of the Securities  and Exchange  Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore,  unenforceable. In the event that a claim for indemnification against such  liabilities  (other than the payment by the Registrant of expenses incurred or paid by a director,  officer or controlling person of the registrant in the  successful  defense of any action,  suit, or  proceeding) is asserted by such director,  officer or controlling  person in connection with the securities being registered,  the Registrant will, unless in the opinion of its counsel the question  has  been  settled  by  controlling  precedent,  submit  to a court of appropriate  jurisdiction  the question  whether such  indemnification  by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance  with the  requirements  of the  Securities  Act of 1933, the
Registrant certifies that it has reasonable grounds to believe that it meets all of the  requirements  for  filing on Form SB-2 on Form S-3 and  authorized  this
Post-effective Amendment No. 3 to the Registration Statement to be signed on its
behalf   by the  undersigned  thereunto  duly  authorized,  on this  5th  day of
April 2001.

                                          FACTUAL DATA CORP.

                                        By:/s/ J.H. Donnan
                                               J.H. Donnan, Chief Executive Officer

     Each person whose  signature  appears below  constitutes  and appoints J.H.
Donnan and Todd A. Neiberger, or either of them, as attorneys-in-fact, each with the  power  of  substitution  for  him in any and all  capacities,  to sign  any amendment to this  Registration  Statement  and to file the same,  with exhibits thereto and other  documents in connection  therewith,  with the  Securities and
Exchange Commission, granting to said attorneys-in-fact,  and each of them, full power and authority to do and perform each and every act and thing requisite and necessary  to be done in  connection  therewith,  as  fully to all  intents  and purposes as he might or could do in person hereby  ratifying and  confirming all that said  attorneys-in-fact or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Post-effective  Amendment  No. 3 to the  Registration  Statement has been signed below by the following persons in the capacities and on the dates indicated.

         Signature                        Title                      Date

By: /s/ J.H. Donnan         Chairman of the Board of           April 5, 2001
     J.H. Donnan            Directors and Chief Executive
                            Officer (Principal Executive
                            Officer)

By: /s/ Todd A. Neiberger   Chief Financial Officer and a      April 5, 2001
      Todd A. Neiberger     Director (Principal Financial and
                            Accounting Officer)

By: /s/ James N. Donnan     President and a Director           April 5, 2001
      James N. Donnan

By: /s/ Robert J. Terry     Director                           April 5, 2001
      Robert J. Terry

By: /s/ Abdul H. Rajput     Director                           April 5, 2001
      Abdul H. Rajput

By: /s/ Daniel G. Helle     Director                           April 5, 2001
      Daniel G. Helle

By: /s/ J. Barton Goodwin   Director                           April 5, 2001
      J. Barton Goodwin

                                  EXHIBIT INDEX

Exhibit
Number                        Exhibit

5                 Opinion of Jones & Keller, P.C.
23.1              Consent of Ehrhardt Keefe Steiner & Hottman PC.
23.2              Consent of Jones & Keller, P.C. (included in Exhibit 5).
24                Power of Attorney (see page II-4).